Exhibit 99.1

Team Health Holdings, Inc.

Adjusted Earnings Per Share Reconciliations

We define Adjusted earnings per share (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including professional liability loss reserve adjustments associated with prior years and the impact of contingent purchase expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS for each of the quarterly reporting periods in fiscal years 2010 and 2011 as well as for the years ended December 31, 2010 and 2011.

Team Health Holdings, Inc.

Adjusted Earnings Per Share Reconciliations

For the quarters within the years ended December 31, 2010 and 2011

(in thousands, except per share data)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2011
Diluted Weighted Average Shares Outstanding	64,529		65,593

Net Earnings and Diluted Net Earnings Per Share, as Reported	$9,325	$0.14	$20,120	$0.31
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $2,815 for 2010	(4,404)	(0.07)	—	—
Loss on extinguishment of debt, net of tax of $(6,299) for 2010	9,852	0.15	—	—
Contingent purchase compensation expense, net of tax of $(1,093) and $(1,042) for 2010 and 2011, respectively	1,710	0.03	1,575	0.02
Amortization expense, net of tax of $(1,154) and $(1,350) for 2010 and 2011, respectively	2,100	0.03	2,288	0.03

Net Earnings and Diluted Earnings Per Share, as Adjusted	$18,583	$0.29	$23,983	$0.37

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2011
Diluted Weighted Average Shares Outstanding	64,711		66,951

Net Earnings and Diluted Net Earnings Per Share, as Reported	$18,062	$0.28	$16,848	$0.25
Adjustments:
Loss on refinancing of debt, net of tax of $(2,397) for 2010	—	—	3,625	0.05
Impairment of intangibles, net of tax of $(583) for 2010	913	0.01	—	—
Contingent purchase compensation expense, net of tax of $(1,168) and $(977) for 2010 and 2011, respectively	1,827	0.03	1,477	0.02
Amortization expense, net of tax of $(1,183) and $(1,350) for 2010 and 2011, respectively	2,146	0.03	2,288	0.03

Net Earnings and Diluted Earnings Per Share, as Adjusted	$22,948	$0.35	$24,238	$0.36

Team Health Holdings, Inc.

Adjusted Earnings Per Share Reconciliations

For the quarters within the years ended December 31, 2010 and 2011

(in thousands, except per share data)

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2011
Diluted Weighted Average Shares Outstanding	64,496		66,791

Net Earnings and Diluted Net Earnings Per Share, as Reported	$15,445	$0.24	$15,250	$0.23
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,101) for 2011	—	—	3,244	0.05
Contingent purchase compensation expense, net of tax of $(1,412) and $(1,073) for 2010 and 2011, respectively	2,208	0.03	1,657	0.02
Amortization expense, net of tax of $(1,359) and $(1,580) for 2010 and 2011, respectively	2,422	0.04	2,783	0.04

Net Earnings and Diluted Earnings Per Share, as Adjusted	$20,075	$0.31	$22,934	$0.34

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2011
Diluted Weighted Average Shares Outstanding	64,274		67,075
Diluted Weighted Average Shares Outstanding, as Adjusted (1)	64,770		67,075

Net (Loss) Earnings and Diluted Net (Loss) Earnings Per Share, as Reported	$(36,031)	$(0.56)	$13,303	$0.20
Adjustments:
Loss on extinguishment and refinancing of debt, net of tax of $(882) for 2010	1,379	0.02	—	—
Impairment of intangibles for 2010	48,797	0.75	—	—
Contingent purchase compensation expense, net of tax of $(1,518) and $(2,292) for 2010 and 2011, respectively	2,375	0.04	3,482	0.05
Amortization expense, net of tax of $(1,465) and $(2,330) for 2010 and 2011, respectively	2,587	0.04	3,786	0.06

Net Earnings and Diluted Earnings Per Share, as Adjusted	$19,107	$0.29	$20,571	$0.31

(1) –	For the fourth quarter of 2010, Diluted Net Loss per share was calculated using the Basic weighted average shares outstanding due to the Net Loss reported in the quarter under GAAP. Adjusted EPS has been calculated using a weighted average share amount that reflects the dilutive effect of outstanding stock options on Net Earnings, as Adjusted.

Team Health Holdings, Inc.

Adjusted Earnings Per Share Reconciliations

For the years ended December 31, 2010 and 2011

(in thousands, except per share data)

	For the Year Ended December 31, 2010		For the Year Ended December 31, 2011
Diluted Weighted Average Shares Outstanding	64,641		66,580

Net Earnings and Diluted Net Earnings Per Share, as Reported	$6,801	$0.11	$65,521	$0.98
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $2,815 and $(2,122) for 2010 and 2011, respectively	(4,404)	(0.07)	3,223	0.05
Loss on extinguishment and refinancing of debt, net of tax of $(7,181) and $(2,391) for 2010 and 2011, respectively	11,231	0.17	3,631	0.05
Impairment of intangibles, net of tax of $(583) for 2010	49,710	0.77	—	—
Contingent purchase compensation expense, net of tax of $(5,191) and $(5,324) for 2010 and 2011, respectively	8,120	0.13	8,251	0.12
Amortization expense, net of tax of $(5,161) and $(6,656) for 2010 and 2011, respectively	9,255	0.14	11,100	0.17

Net Earnings and Diluted Earnings Per Share, as Adjusted	$80,713	$1.25	$91,726	$1.38